HOLME ROBERTS & OWEN LLP



MEMORANDUM


TO       BOARD OF DIRECTORS OF INNOVATIVE SOFTWARE TECHNOLOGIES, INC.

FROM:    HOLME ROBERTS & OWEN LLP

DATE:    SEPTEMBER 26, 2003

RE:      RESCISSION PROPOSAL

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      We represent Randy Garn and Ethan Willis.

      We believe our clients are entitled to rescind the December 31, 2001 acquisition of Energy Professional Marketing Group, Inc. ("PMG"). The principal reason for the rescission is that our clients were defrauded in connection with IST's purchase of PMG, We are prepared to file a suit to effect the rescission and have prepared a draft complaint to do so. You have expressed a desire to reach a negotiated solution to resolve our disagreement, however, and we are happy to discuss a possible compromise with you. Our proposal is as follows:

      1. IST will form a Utah corporation ("Utah Corp") capitalized with $1,000 in cash.

      2. IST will promptly transfer all of the outstanding stock in PMG to Utah Corp, as well as any cash held by IST that resulted from PMG's business operations subsequent to December 31, 2001; provided, that the business assets of the Kansas City operations shall be distributed to IST.

      3. IST will then transfer all of the outstanding shares of Utah Corp to our clients to complete the rescission.

      4. IST and Utah Corp will exchange customary representations and warranties concerning that transfer.

      5. IST will defend and indemnify Utah Corp and our clients with respect to any actions of the officers, directors, agents and employees of IST arising during the period between December 30, 2001 and the transfer to Utah Corp.



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HOLME ROBERTS & OWEN LLP


      6. IST will be fully responsible for the current SEC investigation, for any claims by Iwaska or its employees, associates, agents and other related parties, and for any claims made by any other party with respect to alleged violations of the securities laws of any governmental entity directed against IST.

      7. IST will be responsible for all income tax consequences resulting from the rescission transaction contemplated by this memorandum.










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